Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

2

Balance Sheets as of December 31, 2008 and 2007

3

Results of Operations for the Years Ended December 31, 2008 and 2007

4

Statement of Changes in Stockholders’ Deficit for the Period from December 31, 2006 to December 31, 200

5

Statements of Cash Flows for the Years Ended December 31, 2008 and 2007

6

Notes to Financial Statements

7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Treaty Energy Corporation

We have audited the accompanying balance sheets of Treaty Energy Corporation as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders' deficit, and cash flows for the periods then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Treaty Energy Corporation as of December 31, 2008 and 2007, and the results of its operations, changes in stockholders' deficit and cash flows then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

Houston, Texas

www.mkacpas.com

March 11, 2009

TREATY ENERGY CORPORATION

Balance Sheets

As of December 31, 2008 and 2007

	As of December 31,
	2008	2007
ASSETS
Cash and equivalents	$971	$33,347
Accounts receivable	7,206	8,538
Total current assets	8,177	41,885

Oil and gas properties (proved), net (successful efforts method of accounting)	68,846	71,469

TOTAL ASSETS	$77,023	$113,354

LIABILITIES
Accounts payable and accrued liabilities	$497,643	$21,538
Asset retirement obligation	22,444	20,781
Notes and accrued interest to related parties	135,838	96,843
Short-term portion of long-term related party debt	5,292	5,292
Total current liabilities	661,217	144,454

Long-term debt to related party, net of short-term portion and net of discount of $918,634 and $933,168 as of December 31, 2008 and 2007, respectively	72,651	59,119

TOTAL LIABILITIES	733,868	203,573

STOCKHOLDERS’ DEFICIT
Common stock – par value $0.001, 500 million shares authorized. 460,061,553 shares issued and outstanding as of December 31, 2008 and 2007, respectively.	460,062	460,062
Additional paid in capital	(629,320)	(304,208)
Accumulated loss	(487,587)	(246,073)

Total stockholders’ deficit	(656,845)	(90,219)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$77,023	$113,354

The accompanying notes are an integral part of these financial statements.

TREATY ENERGY CORPORATION

Results of Operations

For the Years Ended December 31, 2008 and 2007

	Year Ended December 31,
	2008	2007
REVENUES
Sales of oil	$33,226	$83,114
Total revenues	33,226	83,114

EXPENSES
Lease operating expenses	174,263	140,195
Transportation costs	1,046	3,657
Production taxes	1,808	3,797
General and administrative	70,408	93,806
Depreciation, depletion and amortization	2,623	6,120
Accretion of asset retirement obligation	1,663	1,539
Interest expense, related parties	22,929	17,350
Total expenses	274,740	266,464
NET LOSS	$(241,514)	$(183,350)
Weighted average shares outstanding, basic and fully diluted	460,061,553	439,696,282
Net loss per share	$(0.00)	$(0.00)

The accompanying notes are an integral part of these financial statements.

TREATY ENERGY CORPORATION

Statement of Changes in Stockholders’ Deficit

For the Period from December 31, 2006 to December 31, 2008

	Common Stock
	Shares	Amount	Additional Paid In Capital	Accumulated Loss	Total

Balance, December 31, 2006	254,322	$255	$53,024	$(62,723)	$(9,444)

Shares issued for cash	2,029,481	2,029	97,721	––	99,750
Founders' shares	457,777,750	457,778	(457,778)	––	––

Interest imputed on related-party note payable			2,825		2,825

Net loss, year ended 12/31/07				(183,350)	(183,350)

Balances, December 31, 2007	460,061,553	460,062	(304,208)	(246,073)	(90,219)

Interest imputed on related-party note payable			5,240		5,240

Expenses paid on behalf of the Company by a related-party			169,648		169,648

Debt acquired in reverse merger			(500,000)		(500,000)

Net loss, year ended 12/31/08				(241,514)	(241,514)

Balances, December 31, 2008	460,061,553	460,062	(629,320)	(487,587)	(656,845)

The accompanying notes are an integral part of these financial statements.

TREATY ENERGY CORPORATION

Statements of Cash Flows

For the Years Ended December 31, 2008 and 2007

	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(241,514)	$(183,350)

Adjustments to reconcile net loss to net cash provided by / (used in) operating activities

Depreciation, depletion and amortization	2,623	6,120
Amortization of discount on related-party note	14,534	12,830
Accretion of asset retirement obligation	1,663	1,539
Interest imputed on related-party notes	5,240	2,825

Changes in operating assets and liabilities:
Accounts receivable	1,332	5,270
Accounts payable and accrued liabilities	(24,384)	(22,952)
Interest payable	220	1,195

Net cash provided by / (used in) operating activities	(240,286)	(176,523)

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash provided by / (used in) investing activities	––	––

CASH FLOWS FROM FINANCING ACTIVITIES

Expenses paid by related-parties on the Company’s behalf	222,945	95,648
Principal payments on related-party notes payable	(15,035)	(2,421)
Common stock issued for cash	––	99,750

Net cash provided by / (used in) financing activities	207,910	192,977

Net increase / (decrease) in cash and cash equivalents	(32,376)	16,454
Cash and cash equivalents, beginning of period	33,347	16,893
Cash and cash equivalents, end of period	$971	$3,347

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING TRANSACTIONS:
Accrued expenses acquired in reverse merger	500,000	––

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$2,967	$500
Cash paid for income taxes	––	––

The accompanying notes are an integral part of these financial statements.

TREATY ENERGY CORPORATION

Notes to Financial Statements

Note 1 -  Organization and Nature of Business

Treaty Energy Corporation, (“Treaty”, “the Company”, “we”, or “us”) was incorporated in the State of Nevada in August, 1997. As explained in Note 10 in the financial statements, In December, 2008, The Company merged with Treaty Petroleum, Inc., a Texas Corporation under a transaction commonly referred to as a reverse merger.

We own a 100% working interest and 68% revenue interest in two oil leases in Crockett County, Texas containing four oil wells. The Company is currently focused on operating and increasing the production of our oil wells on those leases and acquiring additional working interests in oil and gas properties.

We are an oil producing company.

Note 2 - Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in accordance with Generally Accepted Accounting Principals in the United States.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates underlying these consolidated financial statements include the estimated quantities of proved oil reserves used to compute depletion of oil and natural gas properties and the estimated fair value of asset retirement obligations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an initial maturity of 3 months or less to be cash equivalents. The Company’s bank accounts periodically exceed federally insured limits. The Company maintains its deposits with high quality financial institutions and, accordingly, believes its credit risk exposure associated with cash is remote. There were no cash equivalents as of December 31, 2008 and 2007.

Accounts Receivable

Accounts receivable consists of amounts due for the sale of oil. We currently have one customer, ConocoPhillips Company, with whom we have an agreement to purchase all of our current production. Accounts receivable are evaluated for collectability based upon the financial condition of the customer and the age of the amount due. We determined no allowance for doubtful accounts is necessary at December 31, 2008 and 2007.

Oil Producing Properties

We account for our oil producing property costs using the successful efforts accounting method. Under the successful efforts method, lease acquisition costs and intangible drilling and development costs on successful wells and development dry holes are capitalized. Costs of drilling exploratory wells are initially capitalized, but charged to expense if and when a well is determined to be unsuccessful.

Capitalized proved property acquisition costs are depleted on the unit-of-production method on the basis of total estimated units of proved reserves. Development costs relating to producing properties are depleted on the unit-of-production method on the basis of total estimated units of proved developed reserves. When significant development costs are incurred in connection with a planned group of development wells before all of the planned wells have been drilled, it is occasionally necessary to exclude a portion of those development costs in determining the unit-of-production amortization rate until the additional development wells are drilled. However, in no case are future development costs anticipated in computing our amortization rate. Estimated dismantlement, restoration and abandonment costs are taken into account in determining depreciation, amortization and depletion provisions.

Expenditures for repairs and maintenance are charged to expense as incurred; renewals and betterments are capitalized. The costs and related accumulated depreciation, depletion, and amortization of properties sold or otherwise retired are eliminated from the accounts, and gains or losses on disposition are reflected in the statements of operations.

We perform a review for impairment of proved oil producing properties on a depletable unit basis when circumstances suggest there is a need for such a review. To determine if a depletable unit is impaired, we compare the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property. Future net cash flows are based upon our reservoir engineers’ estimate of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions and actual or planned drilling or other development activities. For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized. Fair value is estimated to be the present value of the aforementioned expected future net cash flows. Any impairment charge incurred is recorded in accumulated depreciation, depletion, impairment and amortization to reduce our recorded basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ reserves, future cash flows and fair value.

Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization base until the related properties are developed. Unproved properties are assessed quarterly and any impairment in value is charged to impairment expense. The costs of unproved properties which are determined to be productive are transferred to proved oil and gas properties and amortized on a unit-of-production basis.

Sales and Concentrations

The Company entered into a firm sales contract with ConocoPhillips to purchase all of the production from these properties at prevailing market prices, less $2.07 per barrel for transportation. The contract term was originally for six months – from October 1, 2006 to March 31, 2007. It continues month to month until cancelled by either party upon 30 days written notice. As of the date of this report, the contract has not been cancelled and we do not expect it to be.

From the inception of the Company to December 31, 2008, all of the Company’s production has been sold under this contract. Given our concentration with ConocoPhillips, loss of this relationship could have a material impact on our business.

Oil Reserves

The process of estimating quantities of natural gas and crude oil reserves is very complex, requiring significant decisions in the evaluation of all available geological, geophysical, engineering and economic data. The data may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, material revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various fields make these estimates generally less precise than other estimates included in the financial statement disclosures. We use the unit-of-production method to amortize our oil and gas properties. This method requires us to amortize the capitalized costs incurred in developing a property in proportion to the amount of oil and gas produced as a percentage of the amount of proved reserves contained in the property. Accordingly, changes in reserve estimates as described above will cause corresponding changes in depletion expense recognized in periods subsequent to the reserve estimate revision. In the years presented, 100% of our reserves were prepared by independent petroleum engineers. Currently, we use Huddleston & Co., Inc., Petroleum and Geological Engineers. See the Supplemental Information (unaudited) in our financial statements for reserve data related to our properties.

Asset Retirement Obligations

We have significant obligations related to the plugging and abandonment of our oil wells and the removal of equipment and facilities from leased acreage and returning such land to its original condition. We estimate the future cost of this obligation, discounted to its present value, and record a corresponding liability and asset in our consolidated balance sheets. The values ultimately derived are based on many significant estimates, including the ultimate expected cost of the obligation, the expected future date of the required cash payment, and interest and inflation rates. Revisions to these estimates may be required based on changes to cost estimates, the timing of settlement, and changes in legal requirements. Any such changes that result in upward or downward revisions in the estimated obligation will result in an adjustment to the liability with the offset to the related capitalized asset on a prospective basis.

See Note 6 for a summary of the liabilities for our Asset Retirement Obligations at December 31, 2008 and 2007.

Revenue Recognition

Oil revenue is recognized when persuasive evidence of an arrangement exists, our oil is delivered, the fee is fixed and determinate and collectability is reasonably assured.

Earnings Per Share

Basic earnings per common share is computed by dividing net earnings or loss (the numerator) by the weighted average number of common shares outstanding during each period (the denominator). Diluted earnings per common share is similar to the computation for basic earnings per share, except that the denominator is increased by the dilutive effect of stock options outstanding and unvested restricted shares and share units, computed using the treasury stock method. There are currently no common stock equivalents.

Fair Value of Financial Instruments

Accounting principles generally accepted in the United States of America require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company uses a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, accounts receivable, accounts payable, accrued interest and promissory notes payable, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. The fair value of the Company's property and equipment is estimated to approximate their net book values.

Income Taxes

We recognize deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates that are expected to be in effect when the differences are expected to be recovered. We provide a valuation allowance for deferred tax assets for which we do not consider realization of such assets to be more likely than not.

See Note 8 for our reconciliation of income tax expense and deferred income taxes as of and for the years ended December 31, 2008 and 2007.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurement"

("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of SFAS 157 will have on its statements of operations and financial condition.

The Company has adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  This pronouncement requires us to review for impairment long-lived assets, such as property, plant, equipment, and acquired intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. We assess recoverability of assets to be held and used by comparing their carrying amount to the expected future undiscounted net cash flows they are expected to generate. If an asset or group of assets is considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset or group of assets exceeds fair value. We report long-lived assets meeting the criteria to be considered as held-for-sale at the lower of their carrying amount or fair value less anticipated disposal costs. In the years presented, the Company did not recognize any impairment charges on long-lived assets.

In June, 2006, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which is an interpretation of FASB Statement No. 143 “Accounting for Asset Retirement Obligations.” Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. The Company estimates a fair value of the obligation on each well in which it owns an interest by identifying costs associated with the future dismantlement and removal of production equipment and facilities and the restoration and reclamation of a field’s surface to a condition similar to that existing before oil and natural gas extraction began.

In general, the amount of an Asset Retirement Obligation (“ARO”) and the costs capitalized will be equal to the estimated future cost to satisfy the abandonment obligation using current prices that are escalated by an assumed inflation factor up to the estimated settlement date which is then discounted back to the date that the abandonment obligation was incurred using an assumed cost of funds for the Company. After recording these amounts, the ARO is accreted to its future estimated value using the same assumed cost of funds and the liability is increased each period as the retirement obligation approaches. See Note 6 for a discussion of our estimated Asset Retirement Obligation.

Note 3 – Going Concern

The accompanying financial statements have been prepared assuming that Treaty will continue as a going concern. As shown in the accompanying financial statements, we had negative cash flows from operations of $240,286 in 2008 and $176,523 in 2007, and a working capital deficit of $653,040 at December 31, 2008. These conditions raise substantial doubt as to our ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Management intends to finance these deficits by making additional shareholder notes and seeking additional outside financing through either debt or sales of its common stock.

Note 4 – Oil Producing Properties

Previous to the incorporation of Treaty Petroleum, Inc. (the merger partner with Treaty Energy – see Note 10), the shareholders were members of Phoenix Oil and Gas, LLC, a Tennessee Limited Liability Company (“Phoenix”). One of the members of Phoenix purchased the working interest in the oil wells located in Crockett County for $60,000 in cash. The working interest was subsequently conveyed to Phoenix by the member, who took a note in exchange (see Note 5) in the amount of $1 million.

Upon incorporation of Treaty Petroleum, Inc. the working interest was assigned by Phoenix to Treaty Petroleum, Inc. and a $1 million note to be paid by an overriding royalty interest in the form of a production payment was assigned to the member. Since the member, upon transferring the working interest, was a related party, Treaty Petroleum, Inc. recorded his interest at the historical cost of the related party – the $60,000 cash payment. We therefore established this as the cost basis of the producing properties in Treaty Energy due to the common control nature of the transaction. Additionally in 2006, we estimated the present value of the oil producing properties’ asset retirement obligation at $19,242 using a 15-year life discounted at 8%. We are depreciating this value using the straight-line method over the life of the properties.

In December, 2008, Treaty Petroleum, Inc. merged with Treaty Energy Corporation (see Note 10), transferring the producing assets and certain liabilities to Treaty Energy Corporation.

All of our oil producing properties are located in Crockett County, Texas.

Note 5 – Notes Payable to Related Parties

Note Payable For Conveyance of Oil Producing Properties

On March 2, 2005, Phoenix Oil and Gas, LLC purchased the working interest in the producing properties in Crockett County, Texas by issuing a $1 million note with the following terms:

•

A production payment of 2% of revenues received by Phoenix (net of taxes accrued by Phoenix) is to be paid up to a limit of $1million.

•

In the event that Phoenix shall dissolve or assign its working interest in the lease, the fees will be due immediately out of the proceeds of the sale or secured by the establishment of a 2% production royalty.

•

In the event the lease becomes invalid, the note holder would receive from the other members $150,000 less monies already received via the production payments. Payments are due 60 days from the date insolvency is declared and, if not paid within that time, interest at 10% per annum will accrue.

•

The note is personally guaranteed by Phoenix’s Corporate Secretary who is now Treaty Energy’s Corporate Secretary.

On October 20, 2006, Phoenix Oil and Gas, LLC assigned a 2% production payment to the member and assigned the lease to Treaty Petroleum, Inc. The aggregate of the new production payments were established at $990,000 since Phoenix had paid $10,000 to that date. Phoenix Oil and Gas, LLC was dissolved at the end of 2006.

Treaty Energy Corporation assumed this liability upon merging with Treaty Petroleum, Inc. (see Note 10). The note is recorded net of a discount of $918,634 and $933,168 at December 31, 2008 and 2007, respectively. The net note reflected in Treaty Energy’s financial statements as of December 31, 2008 is $77,943.

In 2006, we recorded the original promissory note at $1,000,000, discounting the value of this note using cash flows expected over the life of the wells, extrapolating from historical flow rates, then applied a 6% discount rate. We therefore recorded a discount of $947,740 for a note carrying value of $52,260.

We amortize the discount using the effective interest rate such that the discount is fully amortized at the end of the properties’ expected 15-year lives. We paid interest and principal of $1,002 and $2,421, respectively, for the years ended December 31, 2008 and 2007.

Notes Payable for Working Capital

During 2007, two shareholders funded our working capital in the amount of $95,648. We accrued $1,694 in interest payable to these shareholders and made on interest payment in the amount of $500.

During 2008, the same shareholders funded additional amounts for working capital in the amount of $53,295. We accrued additional interest payable to these shareholders of $3,143, made interest payments of $2,967 and principal payments of $14,033.

These notes are revolving in nature, are callable at any time by the maker and bear simple interest at 3%. Management believes that the stated interest on these notes is not equivalent to the Company’s realistic cost of capital. We therefore imputed an additional 5% interest and charged interest expense with an additional $2,825 for the twelve months ended December 31, 2007 and an additional $5,240 for the twelve months ended December 31, 2008.

Expected Payout of Existing Liabilities at December 31, 2008

We expect to pay out the balance of our liabilities as follows:

Year	Short-Term Liabilities	Long-Term Liabilities
2009	$661,217	$0
2010		5,292
2011		5,292
2012		5,292
2013 and after		60,775
Total	$661,217	$72,651

Note 6 – Asset Retirement Obligation

In June, 2006, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which is an interpretation of FASB Statement No. 143 “Accounting for Asset Retirement Obligations.” Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. The Company estimates a fair value of the obligation on each well in which it owns an interest by identifying costs associated with the future dismantlement and removal of production equipment and facilities and the restoration and reclamation of a field’s surface to a condition similar to that existing before oil and natural gas extraction began.

In general, the amount of an Asset Retirement Obligation (“ARO”) and the costs capitalized will be equal to the estimated future cost to satisfy the abandonment obligation using current prices that are escalated by an assumed inflation factor up to the estimated settlement date which is then discounted back to the date that the abandonment obligation was incurred using an assumed cost of funds for the Company. After recording these amounts, the ARO is accreted to its future estimated value using the same assumed cost of funds and the liability is increased each period as the retirement obligation approaches.

Management has estimated the ARO at $40,000. The well lives are estimated at 15 years. For the period from inception to December 31, 2008, we have accreted to expense $3,202 and the liability is calculated using the following table:

	2008	2007
Balance - beginning of year	$20,781	$19,242
Liabilities incurred	––	––
Liabilities settled	––	––
Accretion expense	1,663	1,539
Revision of existing liabilities	––	––
Balance – end of year	$22,444	$20,781

The asset retirement obligation is secured by a $25,000 Certificate of Deposit, held in trust in lieu of a performance bond, by the Bank of Fayette County, Tennessee with the Texas Railroad Commission as beneficiary should the Company fail to honor its asset retirement obligation. The Certificate of Deposit was purchased and offered as collateral by our Corporate Secretary.

Note 7 – Shareholders’ Equity

In April, 2008, we amended our articles of incorporation to increase the number of shares authorized from 250 million to 500 million.

Private Placement Memorandum

In December 2006, Treaty Petroleum, Inc. offered in a Private Placement Memorandum, to sell financing units at $50,000 per unit to accredited investors, each unit consisting of 500,000 shares of Treaty Petroleum, Inc’s common stock and warrants to purchase 250,000 additional shares at $0.40.  The warrants have an exercise period that begins on the day the Company’s common stock is traded on any exchange and expires 18 months thereafter.

The Company retains the right to sell fractional units.

For the years ended December 31, 2008 and 2007, we sold the following units:

	Units Sold	Shares Issued	Warrants Issued	Cash Received
Balance, 1/1/07	0.2500	125,000	62,500	$12,500
Units sold - year ended 12/31/07	1.9950	997,500	498,750	99,750
Units sold - year ended 12/31/08	––	––	––	––
Totals	2.2450	1,122,500	561,250	$112,250

Options and Warrants

Pursuant to the Private Placement Memorandum described above, the Company issued warrants to purchase 561,250 shares of common stock. The warrants are not exercisable until the first day that the Company’s common stock is traded on a recognized exchange. They expire 18 months from that date.

As a result of the Reverse Merger explained in Note 10, the exercise period for these warrants began on December 12, 2008. As of December 31, 2008, no warrants have been exercised.

Although the original warrants were written conveying an option to purchase shares in Treaty Petroleum, Inc. (the predecessor of Treaty Energy Corporation), Treaty Energy intends to honor the warrants as options to purchase the common stock of Treaty Energy Corporation.

Shareholder Contribution of Capital

During 2008, a shareholder paid expenses totaling $169,648 on behalf of the Company and elected to have those expenses treated as a contribution of capital. We recorded the expenses and with an offsetting credit to Additional Paid In Capital in that amount.

Note 8 – Income Taxes

Deferred income taxes reflect the tax consequences on future years of differences between the tax bases:

	2008	2007
Net operating loss carry-forward	487,987	246,073
Valuation allowance	(487,987)	(246,073)
Net future income taxes	––	––

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Management has provided for a valuation allowance on all of its losses as there is no assurance that future tax benefits will be realized.

Our tax loss carry-forwards will begin to expire in 2021.

Note 9 – Supplemental Information on Oil Producing Properties (Unaudited)

Supplemental Reserve Information

The information set forth below on our proved oil reserves is presented in pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69. The Company emphasizes that reserve estimates are inherently imprecise. Our reserve estimates were generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, these estimates are expected to change and such changes could be material and occur in the near term as future information becomes available.

The Company retained the service of an independent petroleum consultant Huddleston & Co., Inc., Petroleum and Geological Engineers, to estimate its proved oil reserves at December 31, 2008 and 2007.

The following table sets forth a summary of changes in estimated reserves for 2008 and 2007:

	Year Ended December 31,
Change of reserve quantity information (Bbls)	2008	2007
Proved reserves at beginning of year	26,268	20,743
Revisions of previous estimates	(14,675)	7,226
Production	(650)	(1,701)
Proved reserves at end of year	10,943	26,268

During 2007, the Company recorded upward revisions to its existing properties primarily due to an increase in year-end prices from December 31, 2006 to December 31, 2007. Similarly, the Company recorded a downward revision from December 31, 2007 to December 31, 2008 also resulting primarily from a decrease in the year-end price.

Standardized Measure of Discounted Future Net Cash Flow Relating to Proved Oil Reserves

The following information has been developed utilizing procedures prescribed by SFAS No. 69 and based on oil reserve and production volumes estimated by the Company’s independent reserve engineers. It may be useful for certain comparison purposes but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

The future cash flows presented below are computed by applying year-end prices to year-end quantities of proved oil and natural gas reserves. Future production and development costs are computed by estimating the expenditures to be incurred in producing the Company’s proved reserves based on year-end costs and assuming continuation of existing economic conditions. It is expected that material revisions to some estimates of oil and natural gas reserves may occur in the future, development and production of the reserves may occur in periods other than those assumed, and actual prices realized and costs incurred may vary significantly from those used.

Management does not rely upon the following information in making investment and operating decisions. Such decision are based upon a wide range of factors, including estimates of proved reserves, and varying price and cost assumptions are considered more representative of a range of possible economic conditions that may be anticipated.

The following table sets forth our future net cash flows relating to proved oil reserves based on the standardize measure prescribed in SFAS 69:

	Year Ended December 31,
	2008	2007
Future cash inflows (1)	$488,047	$2,521,186
Future production costs (2)	(241,099)	(860,923)
Future income tax expenses	(38,086)	(524,815)
Future net cash flows	208,862	1,135,448
10% annual discount for estimated timing of cash flows	(83,220)	(664,202)
Standardized measure of discounted future net cash flows relating to proved oil reserves	125,643	471,246

———————

1.

Oil revenues are based on year-end prices (see table below). There is no consideration of risks associated with future production of proved reserves.

2.

Based on economic conditions at year-end and does not include administrative, general, or financing costs.

3.

Future income taxes are computed by applying the statutory tax rate to future net cash flows reduced by the tax basis of the properties.

The following table summarizes the year-end prices used to estimate reserves and future net cash flows in accordance with SEC guidelines.

Year end oil price information	2008	2007
Year-end oil price per barrel	44.60	95.98

Changes in Standardized Measure of Discounted Future Cash Flows

The following table sets forth the principal sources of change in the standardized measure of discounted future net cash flows:

	Year Ended December 31,
	2008	2007
Beginning balance	$471,246	$176,075

Net change in accretion of discount (1)	14,808	78,071
Sales of oil net of production costs	(110,831)	(66,312)
Development cost changes	––	––
Revisions in previous quantity estimates (2)	(230,527)	257,155
Net changes in prices and production costs (3)	(311,227)	396,614
Changes in estimated future income taxes	230,745	(276,885)
Timing and other (4)	61,429	(93,473)

Net change in standardized measure of discounted cash flows	(345,603)	295,170
Ending balance	125,643	471,246

———————

1.

“Accretion to the discount” – this item is computed using the industry-recognized method as a computation of the 10% of the pre-tax present value of the prior year reserve report.

2.

“Revisions in quantity estimated” – quantity estimated varied significantly between 2006, 2007 and 2008, principally due to changes in year-end prices (see table above). Additionally, certain changes occurred due to shutting in of several wells in December, 2008.

3.

“Net changes in prices and production costs” – Our reserves consist exclusively of oil. A significant change in oil price between reporting periods resulted in differences between 2006, 2007 and 2008.  Our production costs per barrel increased significantly during 2008 because much of our costs are fixed and, due to the shutting in of several oil wells during the fourth quarter of 2008, production was greatly diminished.

4.

“Other” – This line item reflects reconciling amounts which is made available to capture those timing and other differences.

Capitalized Costs Related to Oil Producing Activities

The following table sets forth the capitalized costs relating to the Company’s oil and natural gas producing activities:

	As of December 31,
	2008	2007
Proved properties	$79,242	$79,242
Unproved properties	––	––
Total oil producing properties	79,242	79,242
Less: accumulated depletion	(10,396)	(7,773)
Oil producing properties, net	68,846	71,469

Costs Incurred in Oil Producing Activities

We acquired no additional oil producing properties during the years ended December 31, 2008 and 2007.

Results of Operations

The Company’s results of operations related to oil and natural gas activities are set forth below. The following table includes revenues and expenses associated directly with our oil and natural gas producing activities. It does not include any interest costs, general and administrative costs or provision for income taxes due to the net operating loss carry-forward, and therefore, is not necessarily indicative of the contribution to consolidated net operating results of our oil and natural gas operations.

	Year Ended December 31,
	2008	2007
Sales of oil	$33,226	$83,114

Lease operating expenses	174,263	140,195
Transportation costs	1,046	3,657
Production taxes	1,808	3,797
Depreciation, depletion and amortization	2,623	6,120
Accretion of asset retirement obligation	1,663	1,539
Results of producing activities	$(148,177)	$(72,194)

Note 10 - Reverse Merger of Treaty Petroleum, Inc. and Treaty Energy Corporation.

Entities Referred to in This Paragraph

Treaty Energy Corporation – formerly Alternate Energy Corp. This company is a Nevada Corporation and is the filer on whom this 8-K filing is prepared. We refer to this entity in this note as “Treaty Energy” or “the Nevada Corporation”.

Treaty Petroleum, Inc. – a Texas corporation with whom the Nevada Corporation merged through a reverse merger explained in this paragraph. We refer to this entity in this note as “Treaty Petroleum” or “the Texas Corporation”.

ARGY Merger Sub, Inc. – a Nevada corporation formed to effect the reverse merger. It is a wholly owned subsidiary of Treaty Energy. We refer to this entity in this note as “ARGY Merger Sub, Inc.”

The Merger

On December 12, Treaty Energy, formerly Alternate Energy Corp., entered into a definitive agreement whereby Treaty Petroleum, merged with a wholly owned subsidiary of Treaty Energy, ARGY Merger Sub, Inc.. The merger of Treaty Petroleum and Treaty Energy was completed on December 24, 2008. In the agreement, the shareholders of the Treaty Petroleum surrendered all of their shares in return for a 90% interest in Treaty Energy.

Treaty Energy agreed to assume $500,000 in debts of Alternate Energy as part of the agreement and the management of Alternate Energy forgave $449,392 debt. Additionally, immediately before the merger, Alternate Energy reverses its stock on the basis of 8.032633:1 and thereafter issued 414,000,000 post split shares to shareholders of Treaty, for a total of 460,000,000 shares outstanding immediately post merger. The historical equity transactions in these financial statements are those of Treaty Petroleum, Inc., retroactively restated to reflect shares of Treaty Energy Corporation.

Upon assuming control of management and the board of directors, the Company changed its name from Alternate Energy Corp. to Treaty Energy Corporation and changed its trading symbol from ARGY to TECO.

Treaty is in the business of acquiring oil and gas properties with production capabilities and proven reserves. Treaty owns 743 acres in a previously established oil and gas field. It contains 116 proven productive acres.

Note 11 – Our Operator

The operator for all of our oil producing properties on two leases is HiGround, Inc. (“HiGround”) which is also a shareholder of the Company. As the operator, HiGround retains the right to make all decisions with respect to drilling plans, re-completions and lease operating expenses.

HiGround owns a 4.5% royalty interest in one lease, and a 7.5% royalty interest in the other lease. They received approximately $2,658 and $6,822 in royalty payments during 2008 and 2007, respectively.

Note 12 – Related-Party Transactions

As is discussed in Note 5, we partially funded our working capital throughout 2008 and 2007 with loans from shareholders, accruing interest payable to them, and paying interest and principal.

Also as discussed in Note 5, we made payments to a shareholder related to the promissory note that arose from the conveyance of the oil producing properties that we acquired from this shareholder.

As is discussed in Note 7, a shareholder paid expenses totaling $169,648 and elected to have them treated as capital contributions.

The operator of all of our oil producing properties is a related-party shareholder. Since we own a 100% working (but non-operating) interest, the shareholder-operator controls all decisions with respect to additional development, re-completions and lease operating expenses. They received royalty payments of approximately $2,658 and $6,822 in royalty payments during 2008 and 2007, respectively.